Exhibit 99.1
Bright Horizons Family Solutions Reports Fourth Quarter and Full Year 2023 Financial Results
NEWTON, MA - (BUSINESS WIRE) - February 13, 2024 - Bright Horizons Family Solutions® Inc. (NYSE: BFAM) today announced financial results for the fourth quarter and full year of 2023 and provided guidance for 2024. Bright Horizons is a leading provider of high-quality early education and child care, family care solutions, and workforce education services designed to support working families and client employees across life and career stages.
Fourth Quarter 2023 Highlights (compared to Fourth Quarter 2022):
•Revenue of $616 million (increase of 16%)
•Income from operations of $28 million (decrease of 29%)
•Net income of $6 million and diluted earnings per common share of $0.09 (decreases of 69% and 71%, respectively)
Non-GAAP measures:
•Adjusted income from operations* of $64 million (increase of 15%)
•Adjusted EBITDA* of $99 million (increase of 10%)
•Adjusted net income* of $48 million and diluted adjusted earnings per common share* of $0.83 (increases of 9% and 8%, respectively)
Year Ended December 31, 2023 Highlights (compared to Year Ended December 31, 2022):
•Revenue of $2 billion (increase of 20%)
•Income from operations of $171 million (increase of 9%)
•Net income of $74 million and diluted earnings per common share of $1.28 (decreases of 8% and 7%, respectively)
Non-GAAP measures:
•Adjusted income from operations* of $213 million (increase of 16%)
•Adjusted EBITDA* of $352 million (increase of 11%)
•Adjusted net income* of $164 million and diluted adjusted earnings per common share* of $2.84 (increases of 8% and 9%, respectively)
“I am pleased to report solid financial results for the fourth quarter of 2023,” said Stephen Kramer, Chief Executive Officer. “Performance in our Full Service segment was strong, with continued enrollment gains and 15% revenue growth, while our Back-Up Care segment well outpaced our expectations growing revenue 24% year-over-year in the fourth quarter and surpassing $500 million in 2023. We closed out the year on a positive note and I am encouraged by our recent performance and the opportunity for growth as we look ahead to 2024.”
Fourth Quarter 2023 Results
Revenue increased $86.1 million, or 16%, in the fourth quarter of 2023, from the fourth quarter of 2022, based on enrollment gains and price increases at our centers, as well as expanded sales and increased utilization of back-up care.
Income from operations was $28.2 million for the fourth quarter of 2023 compared to $39.6 million for the fourth quarter of 2022, a decrease of 29%. The decrease in income from operations is primarily related to incremental impairment losses of $21.8 million, as well as reduced funding from pandemic-related government support programs, partially offset by incremental gross profit contributions from enrollment growth and price increases in our full service child care centers, and higher utilization of back-up care services. Net income was $5.5 million for the fourth quarter of 2023 compared to $18.0 million for the fourth quarter of 2022, a decrease of 69%, due to the decrease in income from operations noted above, higher interest expense and a higher effective tax rate. Diluted earnings per common share was $0.09 for the fourth quarter of 2023 compared to $0.31 for the fourth quarter of 2022.

In the fourth quarter of 2023, adjusted EBITDA* increased by $8.7 million, or 10%, to $99.2 million, and adjusted income from operations* increased by $8.1 million, or 15%, to $63.6 million from the fourth quarter of 2022, due to contributions from the full service center-based child care and back-up care segments. Adjusted net income* increased by $3.8 million, or 9%, to $48.0 million, as a result of the increase in adjusted income from operations, partially offset by higher interest expense and a higher effective tax rate. Diluted adjusted earnings per common share* was $0.83 for the fourth quarter of 2023 compared to $0.77 in the same period in 2022.
As of December 31, 2023, the Company had more than 1,450 client relationships with employers across a diverse array of industries, and operated 1,049 early education and child care centers with the capacity to serve approximately 120,000 children and their families.
*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, and non-recurring costs, such as impairment losses, value-added tax expense related to prior periods, transaction costs, loss on foreign currency forward contracts, and net costs incurred in relation to a cybersecurity incident. Adjusted income from operations represents income from operations before non-recurring costs, such as impairment losses, value-added tax expense related to prior periods, transaction costs, and net costs incurred in relation to a cybersecurity incident. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization, and non-recurring costs, such as impairment losses, value-added tax expense related to prior periods, transaction costs, loss on foreign currency forward contracts, net costs incurred in relation to a cybersecurity incident, and interest on deferred consideration. Diluted adjusted earnings per common share is calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective most directly comparable measure determined under GAAP in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations,” respectively.
Balance Sheet and Liquidity
At December 31, 2023, the Company had $71.6 million of cash and cash equivalents and $380.7 million available for borrowing under our revolving credit facility. In the year ended December 31, 2023, we generated approximately $256.1 million of cash from operations, compared to $188.5 million for the same period in 2022, and made net investments primarily in fixed assets and acquisitions totaling $126.9 million, compared to $278.0 million for the same period in the prior year.
2024 Outlook
Based on current trends and expectations, we currently expect fiscal year 2024 revenue to be in the range of $2.6 billion to $2.7 billion and diluted adjusted earnings per common share to be in the range of $3.00 to $3.20. The Company will provide additional information on its outlook during its earnings conference call.
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET to discuss the results for the fourth quarter of 2023, as well as the Company’s updated business outlook, strategy and operating expectations.  Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer.  Replays of the entire call will be available through March 5, 2024 at 1-844-512-2921 or, for international callers, at 1-412-317-6671, conference ID #13736589.  A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.

Forward-Looking Statements
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, operating expectations, impact of our services and solutions, business trends, our future growth opportunities, enrollment and occupancy levels, back-up care utilization, long-term growth strategy, estimated effective tax rate, tax expense, our future business and financial performance, and our 2024 financial guidance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, changes in the demand for child care, dependent care and other workplace solutions, including variations in enrollment trends and lower than expected demand from employer sponsor clients as well as variations in workforce demographics and work environments; the constrained labor market for teachers and staff and ability to hire and retain talent, including the impact of increased compensation and labor costs; the availability or lack of government support and impact of government child care benefit programs; our ability to respond to changing client and customer needs; the possibility that acquisitions may disrupt our operations and expose us to additional risk; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; changes in general economic, political, business and financial market conditions, including the impact of inflation and interest rate fluctuations; fluctuations in currency exchange rates; the effects of a cyber-attack, data breach or other security incident on our information technology system or software or those of our third party vendors; changes in tax rates or policies; impacts to our brand or reputation; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed on February 28, 2023, and other factors disclosed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Measures
In addition to the results provided in accordance with accounting principles generally accepted in the United States (“GAAP”) throughout this press release, the Company has provided certain non-GAAP financial measures that present operating results on a basis adjusted for certain items. The Company uses these non-GAAP financial measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers. Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
With respect to our outlook for diluted adjusted earnings per common share, we do not provide the most directly comparable GAAP financial measure or corresponding reconciliation to such GAAP financial measure on a forward-looking basis. We are unable to predict with reasonable certainty and without unreasonable effort certain items such as the timing and amount of future impairments, net excess income tax benefits, transaction costs, and other non-recurring costs, as well as the outcome from legal proceedings. These items are uncertain, depend on various factors outside our management’s control, and could significantly impact, either individually or in the aggregate, our future period earnings per common share as calculated and presented in accordance with GAAP.
For more information regarding adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share, refer to the reconciliation of GAAP financial measures to the non-GAAP financial measures in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”

About Bright Horizons Family Solutions Inc.
Bright Horizons® is a leading global provider of high-quality early education and child care, back-up care, and workforce education services.  For more than 35 years, we have partnered with employers to support workforces by providing services that help working families and employees thrive personally and professionally.  Bright Horizons operates approximately 1,050 early education and child care centers in the United States, the United Kingdom, the Netherlands, Australia and India, and serves more than 1,450 of the world’s leading employers. Bright Horizons’ early education and child care centers, back-up child and elder care, and workforce education programs help employees succeed at each life and career stage. For more information, go to www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
Chief Financial Officer - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Michael Flanagan
Vice President - Investor Relations - Bright Horizons
michael.flanagan@brighthorizons.com
617-673-8720

Media:
Ilene Serpa
Vice President - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	Three Months Ended December 31,
	2023	%	2022	%
Revenue	$615,648	100.0%	$529,522	100.0%
Cost of services	499,746	81.2%	418,262	79.0%
Gross profit	115,902	18.8%	111,260	21.0%
Selling, general and administrative expenses	79,145	12.9%	62,925	11.9%
Amortization of intangible assets	8,517	1.3%	8,785	1.7%
Income from operations	28,240	4.6%	39,550	7.4%
Interest expense — net	(14,252)	(2.3)%	(12,791)	(2.4)%
Income before income tax	13,988	2.3%	26,759	5.0%
Income tax expense	(8,464)	(1.4)%	(8,717)	(1.6)%
Net income	$5,524	0.9%	$18,042	3.4%

Earnings per common share:
Common stock — basic	$0.10		$0.31
Common stock — diluted	$0.09		$0.31

Weighted average common shares outstanding:
Common stock — basic	57,791,646		57,506,602
Common stock — diluted	58,069,824		57,554,377

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	Years Ended December 31,
	2023	%	2022	%
Revenue	$2,418,257	100.0%	$2,020,487	100.0%
Cost of services	1,886,533	78.0%	1,541,834	76.3%
Gross profit	531,724	22.0%	478,653	23.7%
Selling, general and administrative expenses	327,068	13.5%	289,156	14.3%
Amortization of intangible assets	33,415	1.4%	31,912	1.6%
Income from operations	171,241	7.1%	157,585	7.8%
Loss on foreign currency forward contracts	—	—%	(5,917)	(0.3)%
Interest expense — net	(51,609)	(2.2)%	(39,486)	(1.9)%
Income before income tax	119,632	4.9%	112,182	5.6%
Income tax expense	(45,409)	(1.8)%	(31,541)	(1.6)%
Net income	$74,223	3.1%	$80,641	4.0%

Earnings per common share:
Common stock — basic	$1.28		$1.38
Common stock — diluted	$1.28		$1.37

Weighted average common shares outstanding:
Common stock — basic	57,717,102		58,344,817
Common stock — diluted	57,932,574		58,490,652

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$71,568	$36,224
Accounts receivable — net	281,710	217,170
Prepaid expenses and other current assets	93,621	94,316
Total current assets	446,899	347,710
Fixed assets — net	579,296	571,471
Goodwill	1,786,405	1,727,852
Other intangible assets — net	216,576	245,574
Operating lease right-of-use assets	774,703	801,626
Other assets	92,265	104,636
Total assets	$3,896,144	$3,798,869
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$18,500	$16,000
Borrowings under revolving credit facility	—	84,000
Accounts payable and accrued expenses	259,077	230,634
Current portion of operating lease liabilities	100,387	94,092
Deferred revenue	272,891	222,994
Other current liabilities	148,578	138,574
Total current liabilities	799,433	786,294
Long-term debt — net	944,264	961,581
Operating lease liabilities	796,701	810,403
Deferred income taxes	33,155	50,739
Other long-term liabilities	109,915	109,399
Total liabilities	2,683,468	2,718,416
Total stockholders’ equity	1,212,676	1,080,453
Total liabilities and stockholders’ equity	$3,896,144	$3,798,869

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Years Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$74,223	$80,641
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	110,681	106,142
Stock-based compensation expense	28,834	28,111
Impairment losses	35,903	14,061
Loss on foreign currency forward contracts	—	5,917
Deferred income taxes	(11,716)	(9,644)
Non-cash interest and other — net	12,496	3,419
Changes in assets and liabilities	5,719	(40,176)
Net cash provided by operating activities	256,140	188,471
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — net	(90,795)	(60,009)
Proceeds from the maturity of debt securities and sale of other investments	19,538	23,392
Purchases of debt securities and other investments	(16,050)	(25,106)
Payments and settlements for acquisitions — net of cash acquired	(39,629)	(210,409)
Settlement of foreign currency forward contracts	—	(5,917)
Net cash used in investing activities	(126,936)	(278,049)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit facility — net	(84,000)	84,000
Principal payments of long-term debt	(16,000)	(16,000)
Proceeds from issuance of common stock upon exercise of options and restricted stock upon purchase	11,184	13,235
Taxes paid related to the net share settlement of stock options and restricted stock	(2,592)	(6,138)
Purchase of treasury stock	—	(182,570)
Payments of contingent consideration for acquisitions	(225)	(13,865)
Net cash used in financing activities	(91,633)	(121,338)
Effect of exchange rates on cash, cash equivalents and restricted cash	(14)	(2,471)
Net increase (decrease) in cash, cash equivalents and restricted cash	37,557	(213,387)
Cash, cash equivalents and restricted cash — beginning of year	51,894	265,281
Cash, cash equivalents and restricted cash — end of year	$89,451	$51,894

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Full service center-based child care	Back-up care	Educational advisory and other services	Total
Three months ended December 31, 2023
Revenue	$447,146	$134,558	$33,944	$615,648
Income (loss) from operations	(19,097)	37,428	9,909	28,240
Adjusted income from operations (1)	12,661	40,991	9,909	63,561
As a percentage of revenue	3%	30%	29%	10%

Three months ended December 31, 2022
Revenue	$387,954	$108,390	$33,178	$529,522
Income (loss) from operations	(4,112)	32,806	10,856	39,550
Adjusted income from operations (2)	11,847	32,806	10,856	55,509
As a percentage of revenue	3%	30%	33%	11%
(1)For the three months ended December 31, 2023, adjusted income from operations represents income from operations excluding impairment losses of $35.9 million for fixed assets and operating lease right-of-use assets, of which $32.0 million related to the full service center-based child care segment and $3.9 million related to the back-up care segment, and a reduction in value-added tax expense of $0.6 million related to prior periods, of which $0.3 million was associated with the full service center-based child care segment and $0.3 million was associated with the back-up care segment.
(2)For the three months ended December 31, 2022 adjusted income from operations for the full service center-based child care segment represents loss from operations excluding impairment losses of $14.1 million for fixed assets and operating lease right-of-use assets, and costs incurred in relation to a cybersecurity incident of $1.9 million.

	Full service center-based child care	Back-up care	Educational advisory and other services	Total
Year ended December 31, 2023
Revenue	$1,780,615	$516,408	$121,234	$2,418,257
Income from operations	9,396	133,391	28,454	171,241
Adjusted income from operations (1)	42,898	141,250	28,454	212,602
As a percentage of revenue	2%	27%	23%	9%

Year ended December 31, 2022
Revenue	$1,493,758	$409,554	$117,175	$2,020,487
Income from operations	12,937	118,788	25,860	157,585
Adjusted income from operations (2)	38,093	118,788	25,860	182,741
As a percentage of revenue	3%	29%	22%	9%
(1)For the year ended December 31, 2023, adjusted income from operations represents income from operations excluding impairment losses of $35.9 million for fixed assets and operating lease right-of-use assets, of which $32.0 million related to the full service center-based child care segment and $3.9 million related to the back-up care segment, and value-added tax expense of $5.5 million related to prior periods, of which $4.0 million was associated with the back-up care segment and $1.5 million was associated with the full service center-based child care segment.
(2)For the year ended December 31, 2022, adjusted income from operations for the full service center-based child care segment represents income from operations excluding impairment losses of $14.1 million for fixed assets and operating lease right-of-use assets, transaction costs of $9.2 million related to acquisitions, and costs incurred in relation to a cybersecurity incident of $1.9 million.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Net income	$5,524	$18,042	$74,223	$80,641
Interest expense — net	14,252	12,791	51,609	39,486
Income tax expense	8,464	8,717	45,409	31,541
Depreciation	19,432	19,399	77,266	74,230
Amortization of intangible assets (a)	8,517	8,785	33,415	31,912
EBITDA	56,189	67,734	281,922	257,810
As a percentage of revenue	9%	13%	12%	13%
Additional adjustments:
Impairment losses (b)	35,903	14,061	35,903	14,061
Stock-based compensation expense (c)	7,680	6,829	28,834	28,111
Other costs (d)	(582)	1,898	5,458	11,095
Loss on foreign currency forward contracts (e)	—	—	—	5,917
Total adjustments	43,001	22,788	70,195	59,184
Adjusted EBITDA	$99,190	$90,522	$352,117	$316,994
As a percentage of revenue	16%	17%	15%	16%

Income from operations	$28,240	$39,550	$171,241	$157,585
Impairment losses (b)	35,903	14,061	35,903	14,061
Other costs (d)	(582)	1,898	5,458	11,095
Adjusted income from operations	$63,561	$55,509	$212,602	$182,741
As a percentage of revenue	10%	11%	9%	9%

Net income	$5,524	$18,042	$74,223	$80,641
Income tax expense	8,464	8,717	45,409	31,541
Income before income tax	13,988	26,759	119,632	112,182
Amortization of intangible assets (a)	8,517	8,785	33,415	31,912
Impairment losses (b)	35,903	14,061	35,903	14,061
Stock-based compensation expense (c)	7,680	6,829	28,834	28,111
Other costs (d)	(582)	1,898	5,458	11,095
Loss on foreign currency forward contracts (e)	—	—	—	5,917
Interest on deferred consideration (f)	1,478	1,486	5,890	2,957
Adjusted income before income tax	66,984	59,818	229,132	206,235
Adjusted income tax expense (g)	(18,956)	(15,553)	(64,869)	(54,036)
Adjusted net income	$48,028	$44,265	$164,263	$152,199
As a percentage of revenue	8%	8%	7%	8%

Weighted average common shares outstanding — diluted	58,069,824	57,554,377	57,932,574	58,490,652
Diluted adjusted earnings per common share	$0.83	$0.77	$2.84	$2.60

(a)Amortization of intangible assets represents amortization expense, including quarterly amortization expense of $5.0 million associated with intangible assets recorded in connection with our going private transaction in May 2008.
(b)Impairment losses represent impairment costs for long-lived assets as a result of center closures and reduced operating performance at certain centers due to the impact of a challenging labor market and current macroeconomic conditions on our operations. For the three and twelve months ended December 31, 2023, impairment costs totaled $35.9 million for fixed assets and operating lease right-of-use assets, of which $32.0 million related to the full service center-based child care segment and $3.9 million related to the back-up care segment. For the three and twelve months ended December 31, 2022, impairment costs totaled $14.1 million related to the full service center-based child care segment.
(c)Stock-based compensation expense represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.
(d)Other costs in the three months ended December 31, 2023 consist of a reduction in value-added tax expense of $0.6 million related to prior periods, of which $0.3 million was associated with the full service center-based child care segment and $0.3 million was associated with the back-up care segment. Other costs in the twelve months ended December 31, 2023 consist of value-added tax expense of $5.5 million related to prior periods, of which $4.0 million was associated with the back-up care segment and $1.5 million was associated with the full service center-based child care segment. Other costs in the three and twelve months ended December 31, 2022 consist of costs incurred in relation to a cybersecurity incident of $1.9 million, and other costs in the year ended December 31, 2022 also consist of transaction costs incurred in connection with acquisitions of $9.2 million.
(e)During the year ended December 31, 2022, the Company entered into foreign currency forward contracts for the purchase of Australian dollars to satisfy the purchase price of an acquisition completed on July 1, 2022. A loss of $5.9 million resulting from fluctuations in foreign currency rates was recognized in the year ended December 31, 2022 in relation to these contracts.
(f)Interest on deferred consideration represents the imputed interest on the deferred consideration issued in connection with the July 1, 2022 acquisition of Only About Children, a child care operator in Australia.
(g)Adjusted income tax expense represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 28% for the three and twelve months ended December 31, 2023 and of approximately 26% for the three and twelve months ended December 31, 2022.